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                                 Exhibit (a)(6)

                             [TO BE SENT BY E-MAIL]

                                 ANADIGICS, INC.
                  OFFER TO EXCHANGE OUTSTANDING OPTIONS HAVING
              AN EXERCISE PRICE OF MORE THAN $21.00 FOR NEW OPTIONS

                                   SUPPLEMENT


         On May 20, 2002, we offered to optionees the opportunity to exchange certain outstanding stock options having an exercise price of more than $21.00 per share for new options that we will grant to purchase shares of our common stock. On that same day, we filed the offering documents with the Securities and Exchange Commission. Following the review of the offering documents by the SEC, which review was anticipated, the SEC requested that we make certain changes to the offering materials to clarify certain statements that we made. Those changes are set forth in this Supplement.

         This document supplements the offering materials sent to all optionees on or about May 20, 2002. To comply with applicable disclosure requirements, we wish to advise you as follows:

         1. In Sections 3 and 5 of the Offer to Exchange, we refer to the time at which we will accept the offers of optionees who desire to exchange options for new options. Please be advised that, subject to our right to extend, terminate and amend the offer, we will accept the offer of all properly submitted options that have not been validly withdrawn promptly after the expiration of the offer to tender the options.

         2. Section 6 of the Offer to Exchange is replaced in its entirety with the following:

                  6. CONDITIONS OF THE OFFER.

                  We will not be required to accept any options returned to us, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options returned to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after May 20, 2002 and before the expiration date, we determine that any of the following events has occurred:

                  o any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened in writing to the Company or its counsel, or pending before any court, authority, agency or tribunal that challenges the making of the offer, the acquisition of some or all of the returned options, the issuance of new options, or otherwise relates to the offer or that, in our reasonable judgment, would materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impairs the benefits we believe we will receive from the offer;

                  o any action is threatened in writing to the Company or its counsel, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would:

                        o make it illegal for us to accept some or all of the eligible options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer;


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                        o     delay or restrict our ability, or render us
                              unable, to accept the eligible options for exchange and cancellation or to issue new options for some or all of the exchanged eligible options;

                        o materially impair the benefits we believe we will receive from the offer; or

                        o materially and adversely affect our business, condition (financial or other), income, operations or prospects;

                  o     there is:

                        o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                        o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

                        o the decline of the Dow Jones Industrial Average, the NASDAQ National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 20, 2002;

                  o another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

                        o any person, entity or "group," within the meaning of section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 20, 2002;

                        o     any such person, entity or group that has filed a
                              Schedule 13D or Schedule 13G with the SEC on or before May 20, 2002 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                        o any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 indicating that it intends to acquire us or any of our assets or securities or otherwise shall have made a public announcement that it intends to acquire us or any of our assets or securities;

                  o any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us; or

                  o there shall have occurred any change in generally accepted accounting standards which would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer other than with respect to options granted to optionees who elect to participate in the exchange and who were granted options within the period beginning six months prior to commencement of the exchange period and concluding at least six months and one day following the date we cancel the options accepted for exchange.


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         The conditions to the offer are for our benefit and must be satisfied or waived by us prior to the expiration date, other than conditions that are subject to applicable law. To the extent that we choose to waive any condition, we may do so in our discretion at any time and from time to time, before the expiration date, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

      3. Section 14 of the Offer to Exchange is replaced in its entirety with the following:

                  14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

                  We may, at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

                  Prior to the expiration date, we may postpone accepting and canceling any eligible option if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must return the surrendered options promptly after we terminate or withdraw the offer.

                  As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in the offer.

                  We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be made by the issuance of a press release.

                  If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

                  o we increase or decrease what we will give you in exchange for your options; or

                  o we increase or decrease the number of options eligible to be exchanged in the offer.



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         If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.


         4. The last paragraph on page 3 of the Letter of Transmittal is replaced in its entirety with the following:

         I have read and agree to all of the terms and conditions of the Offer.


ANADIGICS, INC.   June [__], 2002



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